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                                                                 EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

President Casinos, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 33-80024, 333-43907 and 333-71492 of President Casinos, Inc. (the "Company") on Form S-8 of our report dated May 26, 2006 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company's filing for Chapter 11 of the Federal Bankruptcy Code, substantial doubt about the Company's ability to continue as a going concern, and the sale of the St. Louis, Missouri and Biloxi, Mississippi operations) appearing in this Annual Report on Form 10-K of President Casinos, Inc. for the year ended February 28, 2007.

/s/ Deloitte & Touche, LLP
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St. Louis, Missouri
June 11, 2007